News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports First Quarter Fiscal Year 2009 Results

CHICAGO, September 11, 2008 — Methode Electronics, Inc. (NYSE: MEI) today announced operating results for the fiscal year 2009 first quarter ended August 2, 2008.

Methode’s first quarter fiscal year 2009 net sales increased $9.5 million, or 7.6 percent, to $134.5 million. This compares with net sales of $125.0 million in the first quarter fiscal year 2008. Net income decreased $1.5 million, or 18.1 percent, to $6.8 million, or $0.18 earnings per share, in Methode’s fiscal year 2009 first quarter compared to $8.3 million, or $0.22 earnings per share, in the first quarter fiscal year 2008. The decrease in net income is due to restructuring charges and higher selling and administrative expenses, partially offset by year-over-year net Automotive segment price increases.

The increase in net sales is primarily due to strong sales from our Interconnect segment’s Asian and TouchSensor businesses, as well as strong sales from our Power Products segment’s Asian business. North American Automotive segment sales were favorably impacted by year-over-year net price increases of $3.9 million on previously marginally profitable and unprofitable products, which we had decided to exit, but at the request of the customer, agreed to continue to produce at higher prices. Methode expects the benefit of the price increases to decrease significantly during fiscal year 2009 as the customer completes the transition of their business to other suppliers. The Automotive segment’s North American sales were partially offset by weaker sales from the segment’s Asian business. In addition, translation of automotive foreign operations net sales in the first quarter fiscal year 2009 increased reported net sales by $3.5 million due to currency rate fluctuations.

In January 2008, Methode announced a restructuring of its U.S. based automotive operations and the decision to discontinue producing certain legacy products in the Interconnect segment. Methode recorded a restructuring charge during the first quarter fiscal year 2009 of $4.9 million, $3.3 million after-tax or $0.09 per share. The charge includes employee severance; accelerated depreciation for buildings and building improvements, machinery and equipment; inventory write-down, and professional fees. Excluding the restructuring charges, Methode achieved net income of $10.1 million, or $0.27 earnings per share, in the first quarter fiscal year 2009.

Cost of products sold increased $7.1 million, or 7.2 percent, to $105.4 million in the first quarter fiscal year 2009, compared to $98.3 million in the first quarter fiscal year 2008. The increase is due to higher sales volumes. Cost of products sold as a percentage of sales was 78.4 percent and 78.6 percent in the first quarter fiscal years 2009 and 2008, respectively.

Selling and administrative expenses increased $0.5 million, or 3.1 percent, to $16.5 million for the first quarter fiscal year 2008, compared to $16.0 million in the prior year period. The increase is due to higher stock award amortization expense and higher amortization expense related to intangible assets. As a percentage of sales, selling and administrative expenses decreased to 12.3 percent in the first quarter fiscal year 2009, compared to 12.8 percent in the first quarter fiscal year 2008.

Methode’s effective income tax rate was 21.8 percent in the first quarter fiscal year 2009 compared with 25.3 percent in the first quarter fiscal year 2008. The effective tax rates for both fiscal years 2009 and 2008 reflect utilization of foreign investment tax credits, the effect of lower tax rates on earnings of the Company’s foreign operations and higher percentage of earnings at those foreign operations.

Commenting on the quarter, Donald W. Duda, President and Chief Executive Officer of Methode Electronics, said, “Methode performed well in a difficult economic environment. Weakness continued with global automotive production volumes, however, our lead-frame transmission assembly is ramping up production and sales were strong for this program. Our Power Products segment also reported sales growth for the quarter, specifically with the addition of VEP and solid sales in Asia. This segment, however, experienced margin erosion due to higher costs that are being addressed by management.”

As previously announced, the Company will conduct a conference call today led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download, will be available shortly after the call. The call will be available for seven days and can be accessed by dialing 877-660-6853 for domestic and 201-612-7415 for international callers, both using the playback account number 286 and conference ID number 296129.

About Methode Electronics

Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, user-interfaces, interconnections and controls. We manage our business on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found at Methode’s website at .

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers within the automotive industry; (2) rising oil prices could affect our automotive customers future results; (3) the seasonal and cyclical nature of some of our businesses; (4) dependence on the automotive industry; (5) dependence on the appliance, computer and communications industries; (6) intense pricing pressures in the automotive industry; (7) increases in raw materials prices; and (8) customary risks related to conducting global operations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	August 2,	July 28,
	2008	2007
Net sales	$134,514	$125,009
Other income	733	146
Cost of products sold	105,430	98,335
Restructuring	4,917	—
Selling and administrative expenses	16,452	15,964
Income from operations	8,448	10,856
Interest, net	534	436
Other, net	(269)	(220)
Income before income taxes	8,713	11,072
Income taxes	1,897	2,800
Net income	6,816	8,272
Basic and diluted earnings per common share	$0.18	$0.22
Average Number of Common Shares Outstanding:
Basic	37,198	36,993
Diluted	37,644	37,491

Summary Balance Sheets
(In thousands)
	August 2,	May 3,
	2008	2008
Cash	$111,488	$104,716
Accounts receivable — net	74,172	85,805
Inventories	55,429	55,949
Other current assets	16,442	14,758

Total Current Assets	257,531	261,228
Property, plant and equipment — net	88,538	90,280
Goodwill — net	54,476	54,476
Intangible assets — net	40,046	41,282
Other assets	27,314	23,365

Total Assets	$467,905	$470,631

Accounts payable	$33,808	$42,810
Other current liabilities	33,598	34,313

Total Current Liabilities	67,406	77,123
Other liabilities	20,118	20,723
Shareholders’ equity	380,381	372,785

Total Liabilities and Shareholders’ Equity	$467,905	$470,631

Summary Statements of Cash Flows
(In thousands)
	Three Months Ended
	August 2,	July 28,
	2008	2007
Operating Activities:
Net income	$6,816	$8,272
Provision for depreciation	5,942	4,746
Amortization of intangibles	1,372	1,330
Amortization of stock awards and stock options	792	426
Changes in operating assets and liabilities	(3,722)	4,735
Other	142	73

Net Cash Provided by Operating Activities	11,342	19,582
Investing Activities:
Purchases of property, plant and equipment	(3,340)	(4,656)
Acquisitions of businesses	—	(668)
Acquisitions of technology licenses	(156)	(346)
Joint venture dividend	—	(1,000)
Other	63	(181)

Net Cash Used in Investing Activities	(3,433)	(6,851)
Financing Activities:
Repurchase of common stock	—	—
Proceeds from exercise of stock options	103	1,016
Tax benefit from stock options and awards	46	129
Dividends	(1,895)	(1,884)

Net Cash Used in Financing Activities	(1,746)	(739)
Effect of foreign exchange rate changes on cash	609	186

Increase in Cash and Cash Equivalents	6,772	12,178
Cash and Cash Equivalents at Beginning of Period	104,716	60,091

Cash and Cash Equivalents at End of Period	$111,488	$72,269